Exhibit 99.1
Phillips Edison Grocery Center REIT I, Inc. Reports Third Quarter 2015 Results
15.7% increase in Modified Funds from Operations over Third Quarter 2014
Occupancy Increased to 95.7%, up 100 bps over 2014
Year to Date Same Center NOI Growth of 4.1%
Declared $10.20 Estimated Value per Share, Above Issuance Price of $10.00

CINCINNATI, OH, November 12, 2015 - Phillips Edison Grocery Center REIT I, Inc. (the “Company,” “we,” “our,” or “us”), a publicly registered, non-traded real estate investment trust (“REIT”) focused primarily on the acquisition and management of well-occupied grocery-anchored neighborhood and community shopping centers, today announced its operating results for the three and nine months ended September 30, 2015.

“Our performance in the third quarter of 2015 marks another quarter of consistent earnings growth and solid operating cash flows. Our leasing and property management platform is driving growth in revenues, increasing occupancy and same-center net operating income. This quarter, we also successfully executed a $400 million term loan facility. We believe this execution, with its advantageous terms, reflects the strength of our management team and the quality of our company. We highly value the continued support from our banking partners,” said Jeff Edison, Chairman of the Board and Chief Executive Officer.

For the three and nine months ended September 30, 2015, the Company generated net income of $5.2 million and $15.7 million, respectively, compared to net income of $2.1 million and a net loss of $0.2 million, for the comparable 2014 periods. For the three and nine months ended September 30, 2015, the Company generated modified funds from operations (“MFFO”) of $29.4 million and $88.0 million, compared to MFFO of $25.4 million and $65.8 million for the comparable 2014 periods. This growth is primarily the result of additional property acquisitions and higher revenues at existing properties.

Portfolio Results

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The Company’s portfolio consisted of 147 properties totaling approximately 15.5 million square feet located in 28 states representing an aggregate purchase price of $2.2 billion as of September 30, 2015.

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The Company reported same center net operating income (“NOI”) growth of 4.1% for the nine months ended September 30, 2015. Same-center NOI represents the NOI for the 83 properties that were owned and operational prior to January 1, 2014. This positive growth was primarily due to an increase in minimum rent per square foot, an improvement in occupancy, an improvement in the recovery percentage, and lower property operating expenses.

•	The Company reported leased portfolio occupancy of 95.7% as of September 30, 2015, compared to leased portfolio occupancy of 94.7% as of September 30, 2014, an increase of 100 basis points.

Estimated Value Per Share

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On August 24, 2015, the Company’s Board of Directors established an estimated value per share of the Company's common stock of $10.20 based substantially on the estimated market value of its portfolio of real estate properties as of July 31, 2015. This represents a $0.20 increase over the initial public offering share price of $10.00 per share.

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The Company engaged a third party valuation expert to prepare a valuation report that provided an estimated fair value range of its real estate portfolio. In order to arrive at an estimated value per share, the Company considered the estimated fair value range of its real estate portfolio plus the value of the its cash and cash equivalents less the value of its mortgages and loans payable as of July 31, 2015.

Capital Markets

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On September 15, 2015, the Company entered into a $400 million unsecured term loan facility. The term loan facility is comprised of three tranches which have an average tenor of 4.4 years, or 5.4 years with extension options. Proceeds from the term loan facility were used to pay down the Company's unsecured revolving credit facility. The Company’s objective in entering into the term loan facility was to appropriately ladder its debt maturity profile.

•
As of September 30, 2015, the Company’s leverage ratio was 33.2% (calculated as total debt, less cash and cash equivalents, as a percentage of total real estate investments, including acquired intangible lease assets and liabilities, at cost).

•
Subsequent to the end of the quarter, the Company reduced the capacity on its unsecured revolving credit facility from $700 million to $500 million in an effort to reduce all-in interest expense while maintaining an appropriate amount of borrowing capacity.

•
Adjusted for the subsequent borrowings under the Term Loans as discussed above, the Company’s debt had a weighted-average interest rate of 3.7%, and a weighted-average maturity of 4.2 years. 91.0% of the Company’s debt was fixed-rate debt, and 9.0% was variable-rate debt.

Distributions

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For the nine months ended September 30, 2015, the Company paid gross distributions of approximately $92.5 million, including $48.2 million of distributions reinvested through the dividend reinvestment program, for net cash distributions of $44.3 million.

•	Operating cash flows for the nine months ended September 30, 2015 were $90.8 million, compared to $58.8 million for the comparable 2014 period.

Share Repurchase Program

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During October 2015, the funding limit for share repurchases was reached under the terms of the Company’s Share Repurchase Program (“Program”). As a result, the Company does not expect to have additional funds available under the Program during the remainder of 2015. Per the terms of the Share Repurchase Program, the funds available during the first three quarters of 2016, if any, are expected to be limited. If the Company is unable to fulfill all repurchase requests in any month, it will attempt to honor requests on a pro rata basis. The Company will continue to fulfill repurchases sought upon a stockholder’s death, determination of incompetence or qualifying disability in accordance with the terms of the Program.

Reconciliation of Non-GAAP Measures
Same-Center Net Operating Income

We present Same-Center Net Operating Income (“Same-Center NOI”) as a supplemental measure of our performance. We define Net Operating Income (“NOI”) as total operating revenues less property operating expenses, real estate taxes, and non-cash revenue items. Same-Center NOI represents the NOI for the 83 properties that were operational for the entire portion of both comparable reporting periods and that were not acquired during or subsequent to the comparable reporting periods. We believe that NOI and Same-Center NOI provide useful information to our investors about our financial and operating performance because each provides a performance measure of the revenues and expenses directly involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income. Because Same-Center NOI excludes the change in NOI from properties acquired after December 31, 2013, it highlights operating trends such as occupancy levels, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Same-Center NOI, and accordingly, our Same-Center NOI may not be comparable to other REITs.

Same-Center NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, interest expense, depreciation and amortization, other income, or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.

The table below is a comparison of the Same-Center NOI for the nine months ended September 30, 2015 to the nine months ended September 30, 2014 (in thousands):

	2015	2014	$ Change	% Change
Revenues:
Rental income(1)	$76,068	$74,299	$1,769
Tenant recovery income	24,204	22,709	1,495
Other property income	474	573	(99)
	100,746	97,581	3,165	3.2%
Operating expenses:
Property operating expenses	16,336	16,718	(382)
Real estate taxes	14,377	13,602	775
	30,713	30,320	393	1.3%
Total Same-Center NOI	$70,033	$67,261	$2,772	4.1%

(1)	Excludes straight-line rental income and the net amortization of above- and below-market leases.

Below is a reconciliation of net income (loss) to Same-Center NOI for the nine months ended September 30, 2015 and 2014 (in thousands):

	Nine Months Ended
	September 30,
	2015	2014
Net income (loss)	$15,746	$(159)
Adjusted to exclude:
Interest expense, net	22,155	13,992
Other income, net	(117)	(842)
General and administrative expenses	7,742	6,377
Acquisition expenses	4,058	15,096
Depreciation and amortization	75,747	56,031
Net amortization of above- and below-market leases	(560)	189
Straight-line rental income	(3,716)	(3,053)
NOI	121,055	87,631
Less: NOI from centers excluded from Same-Center	(51,022)	(20,370)
Total Same-Center NOI	$70,033	$67,261

Funds from Operations and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”) excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it excludes real estate-related depreciation and amortization, gains and losses from depreciable property dispositions, impairment charges, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or are requested or required by lessees for operational purposes in order to maintain the value disclosed. Since real estate values have historically risen or fallen with market conditions, including inflation, changes in interest rates, the business cycle, unemployment and consumer spending, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting alone to be insufficient. As a result, our management believes that the use of FFO, together with the required GAAP presentations, is helpful for our investors in understanding our performance. In particular, because GAAP impairment charges are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rate, occupancy and other core operating fundamentals. Additionally, we believe it is appropriate to exclude impairment charges from FFO, as these are fair value adjustments that are largely based on market fluctuations and assessments regarding general market conditions, which can change over time. Factors that impact FFO include start-up costs, fixed costs, delay in buying assets, lower yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. In addition, FFO will be affected by the types of investments in our portfolio, which will consist primarily of, but is not limited to, necessity-based neighborhood and community shopping centers.

Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use modified funds from operations (“MFFO”), which excludes from FFO the following items:

•	acquisition fees and expenses;

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

•	losses related to the vesting of Class B units issued to PE-NTR and our previous advisor, American Realty Capital II Advisors, LLC (“ARC”), in connection with asset management services provided; and

•	adjustments related to the above items for joint ventures and noncontrolling interests and unconsolidated entities in the application of equity accounting.

We believe that MFFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our acquisition stage is complete, because MFFO excludes acquisition expenses that affect operations only in the period in which the property is acquired. Thus, MFFO provides helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity. In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analyses differentiate costs to acquire the investment from the operations derived from the investment. We have funded, and intend to continue to fund, both of these acquisition-related costs from offering proceeds and borrowings and generally not from operations.

Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, as explained below, management’s evaluation of our operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

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Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

•
Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

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Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

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Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

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Adjustment for losses related to the vesting of Class B units issued to PE-NTR and ARC in connection with asset management services provided—Similar to extraordinary items excluded from FFO, this adjustment is nonrecurring and contingent on several factors outside of our control. Furthermore, the expense recognized in 2014 is a cumulative amount related to compensation for asset management services provided by PE-NTR and ARC since October 1, 2012 and does not relate entirely to the current period in which such loss is recognized. Finally, this expense is a non-cash expense and is not related to our ongoing operating performance.

By providing MFFO, we believe we are presenting useful information that also assists investors and analysts to better assess the sustainability of our operating performance. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT (“NTR”) industry, although the particular adjustments we make in calculating MFFO may not be entirely consistent with adjustments made by other NTRs. However, under GAAP, acquisition costs are characterized as operating expenses in determining operating net income (loss). These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition costs negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase prices of the properties we acquire. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to that of NTRs that have completed their acquisition activities and have similar operating characteristics as us. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition costs also adversely affect our book value and equity.

The additional items that may be excluded from FFO to determine MFFO are cash flow adjustments made to net income (loss) in calculating the cash flows provided by operating activities. Each of these items is considered an important overall operational factor that affects our long-term operational profitability. These items and any other mark-to-market or fair value adjustments may be based on many factors, including current operational or individual property issues or general market or overall industry conditions. While we are responsible for managing interest rate, hedge and foreign exchange risk, we intend to retain an outside consultant to review any hedging agreements that we may enter into in the future. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations.

Neither FFO nor MFFO should be considered as an alternative to net income (loss) or income (loss) from continuing operations under GAAP, nor as an indication of our liquidity, nor is any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO and MFFO should be reviewed in connection with other GAAP measurements. FFO and MFFO should not be viewed as more prominent measures of performance than our net income or cash flows from operations prepared in accordance with GAAP. Our FFO and MFFO as presented may not be comparable to amounts calculated by other REITs.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the NTR industry, and we may have to adjust our calculation and characterization of FFO or MFFO.

The following section presents our calculation of FFO and MFFO and provides additional information related to our operations. As a result of the timing of the commencement of our initial public offering and our active real estate operations, FFO and MFFO are not relevant to a discussion comparing operations for the periods presented.

FFO AND MFFO
FOR THE PERIODS ENDED SEPTEMBER 30, 2015 AND 2014
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30, 2015		Nine Months Ended September 30,
	2015	2014	2015	2014
Calculation of FFO
Net income (loss) attributable to stockholders	$5,183	$2,143	$15,524	$(159)
Adjustments:
Depreciation and amortization of real estate assets	25,746	21,430	75,747	56,031
Noncontrolling interest	(381)	—	(1,091)	—
FFO	$30,548	$23,573	$90,180	$55,872
Calculation of MFFO
FFO	$30,548	$23,573	$90,180	$55,872
Adjustments:
Acquisition expenses	836	3,785	4,058	15,096
Net amortization of above- and below-market leases	(206)	(40)	(560)	189
Straight-line rental income	(1,111)	(1,184)	(3,716)	(3,053)
Amortization of market debt adjustment	(690)	(608)	(2,012)	(1,781)
Change in fair value of derivative	39	(118)	16	(561)
Noncontrolling interest	(30)	—	31	—
MFFO	$29,386	$25,408	$87,997	$65,762

Earnings per common share:
Weighted-average common shares outstanding - basic	185,271	180,072	184,209	178,490
Weighted-average common shares outstanding - diluted	188,057	180,072	186,902	178,490
Net income (loss) per share - basic and diluted	$0.03	$0.01	$0.08	$(0.00)
FFO per share - basic	$0.16	$0.13	0.49	0.31
FFO per share - diluted	$0.16	$0.13	0.48	0.31
MFFO per share - basic	$0.16	$0.14	0.48	0.37
MFFO per share - diluted	$0.16	$0.14	0.47	0.37
About Phillips Edison Grocery Center REIT I, Inc.
Phillips Edison Grocery Center REIT I, Inc. is a public non-traded REIT that seeks primarily to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company owns and manages an institutional quality retail portfolio consisting of 147 shopping centers totaling approximately 15.5 million square feet. For more information, please visit the Company’s website at www.grocerycenterREIT1.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
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